CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement Nos. 333-130820 and 811-08183 on Form N-4 of our report dated March 29, 2006 relating to the statement of assets and liabilities of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company as of December 31, 2005, by investment division, and the related statement of operations for the year then ended, by investment division, and the statements of changes in net assets for each of the two years in the period then ended, by investment division, and of our report dated February 25, 2005 relating to the balance sheets of Canada Life Insurance Company of New York as of December 31, 2004 and 2003, and the related statements of income, stockholder's equity and cash flows for the year ended December 31, 2004 and of our report dated March 9, 2006 relating to the balance sheets of First Great-West Life & Annuity Insurance Company as of December 31, 2005 and 2004, and the related statements of income, stockholder's equity and cash flows for the years then ended, appearing in the Prospectus, which is part of the Registration Statements.

We also consent to the reference to us under the headings "Condensed Financial Information" and "Independent Registered Public Accounting Firm" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statements.


DELOITTE & TOUCHE LLP

Denver, Colorado
April 26, 2006